EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made and entered into as of the 23rd day of March, 1998, by and between AVONDALE INDUSTRIES, INC., a Louisiana corporation maintaining its principal office at 5100 River Road, Avondale, Louisiana 70094 (the "Company") and Thomas H. Doussan, now residing at 2601 Metairie Heights, Metairie, Louisiana 70002 (hereinafter called the "Employee").

                        W I T N E S S E T H

     WHEREAS, the Employee is employed by the Company in an executive capacity, and the Company desires to ensure that the Employee will be available to provide executive services to the Company in the future, which services are significant to the Company's long range prospects;

     WHEREAS, the Company and Employee desire, among other things, to prohibit Employee from disclosing or utilizing, outside the scope and term of his employment, any non-public, confidential or proprietary information, knowledge and data relating to the business and operations of the Company or its subsidiaries received by Employee during the course of his employment, and to restrict the ability of Employee to compete with the Company or its subsidiaries for a limited period of time; and

     WHEREAS, to induce the Employee to agree to provide such services on the terms provided herein, the Company is offering to provide the Employee with the compensation, benefits and security provided for in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT/CAPACITY/TERM. The Company agrees to and does hereby employ the Employee, and the Employee agrees to be employed by the Company upon the terms and conditions set forth in this Agreement. Such employment shall be in a managerial and executive capacity in the operation of the business of the Company and/or a subsidiary, subject to the supervision of the Board of Directors of the Company. Such employment shall commence on the date hereof and shall continue through December 31, 2000, and from year to year thereafter subject to the right of the Employee or the Company to terminate such employment as of December 31, 2000, or any subsequent December 31, by written notice given to the other party at least sixty (60) days prior to such termination date stating an intention to so terminate such employment. Termination by either party, in accordance with the provisions of the preceding sentence, shall not require a statement of the reason or cause for such termination and shall not be deemed a breach or violation of this Agreement by the party giving such notice. As used in this Agreement, the phrase "term of this Agreement" shall be deemed to include the period subsequent to the date hereof and prior to termination of this Agreement; however, such phrase shall not be construed as limiting the enforceability by either party of any rights which survive termination of this Agreement.

     2. TIME AND EFFORT/ABSENCES. During the term of this Agreement, the Employee shall devote his entire time and attention during normal business hours to the business of the Company, and its subsidiaries, subject to the supervision of the Board of Directors of the Company, and he shall not engage in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, but this restriction shall not be construed to restrict the Employee (i) from performing services as a member of the Board of Directors, Board of Trustees or the like for any non-profit or for profit entity whether or not the Employee receives compensation therefor, provided that, such services do not unreasonably interfere with the ability of the Employee to perform the services and discharge the responsibilities required of him under this Agreement (it generally being agreed and understood that the quantity and quality of the services heretofore performed by the Employee for non-profit and for profit entities would not constitute a violation of the aforesaid restriction), and (ii) from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the business of the entity in which such investments are made. The employee shall be excused from rendering his services during reasonable vacation periods and during other reasonable temporary absences, all as authorized from time to time by the Board of Directors of the Company. At the date hereof, the Employee maintains his residence at 2601 Metairie Heights, Metairie, Louisiana 70002 and performs services for the Company in New Orleans, Louisiana; it is understood that, without his consent, the Employee will not be required to relocate to a different location to discharge his responsibilities under this Agreement.

     3. CORPORATE OFFICES. If elected, the Employee will serve, without additional compensation, as a director of the Company or as an officer or director of any subsidiary of the Company.

     4. SALARY/BONUS/OTHER BENEFITS. In consideration of the services and duties to be rendered and performed by the Employee during the term of this Agreement, including the assumption of the duties and responsibilities of an executive officer of the Company, the Company agrees to pay and provide for the Employee the compensation and benefits described below:

          (a) An annual salary, payable in equal monthly installments, in the amount of One Hundred Fifty Thousand Six Hundred Seventy-Two and 00/100 ($150,672) or in such greater amount as may from time to time be fixed by the Board of Directors or the Compensation Committee of the Board of Directors of the Company. The Employee's annual salary shall never be reduced.

          (b) An annual incentive bonus in such amount as may from time to time be fixed by the Board of Directors or the Compensation Committee of the Board of Directors, provided that, the annual incentive bonus for any period of less than twelve (12) months (other than for the period from the date hereof through December 31, 1998) shall be prorated. The annual incentive bonus shall be paid to the Employee (or to his personal representative in the event of his death) in a lump sum prior to the expiration of the period for which such bonus is payable or within 45 days following the expiration of such period.

          (c) OTHER BENEFITS. All other payments and/or benefits described or provided for in this Agreement, including the Appendices hereto. It is intended that such payments and/or benefits shall provide the Employee and/or his personal representative(s) and/or beneficiaries, as the case may be, with benefits which will be at least as favorable as the benefits which on December 31, 1997 were provided for the Employee by the Company. In addition, the Employee shall also be eligible for and shall participate in any other employee benefit plan, including, any pension, supplemental pension, retirement, supplemental retirement, profit-sharing, thrift, bonus, incentive, deferred compensation, stock option or stock appreciation or other employee benefit plan, including any life insurance, accident, medical, disability, health or relocation plan or policy (all of which are included by reference to the term "Plan") maintained by the Company for its employees, generally, or for its senior executives, in particular, on the same basis and subject to the same requirements and limitations as may be made applicable to other senior executive employees of the Company, provided that participation in and the terms of any participation in the Avondale Industries, Inc. 1997 Stock Incentive Plan or any successor plan shall be at the discretion of the Compensation Committee as provided in such plans. The benefit plan structure and benefits which shall be provided for the Employee and other senior executive employees of the Company are described in Appendix A hereto. Nothing herein, however, shall be construed as limiting the right of the Employee to additional or other and greater benefits than are described in said Appendix A, if the provisions of this Agreement obligate the Company to provide such other or greater benefits, and in particular, but without limitation by the specification hereof, the benefits described in Paragraphs 6, 7, 8 and 9 hereof and Appendices B, C and D hereto. In addition, the Company agrees that where credited service of the Employee for the Company is relevant in determining eligibility for or benefits under any Plan, the Employee's credited service for the Company shall be determined to include service for any parent, subsidiary or affiliate of the Company or for a predecessor of the Company.

     5. EXPENSES. The Employee shall be reimbursed for out-of-pocket expenses incurred from time to time on behalf of the Company or any subsidiary or in the performance of his duties under this Agreement, upon the presentation of such supporting documents and forms as the Company shall reasonably request.

     6. DISABILITY/DISABILITY BENEFIT. In the event that the Employee is incapable because of physical or mental illness of rendering services of the character contemplated hereby, for a period of six (6) consecutive months, the Board of Directors of the Company may determine that the Employee has become disabled. In the event of such a determination of disability, the Company shall have the continuing right and option while such disability continues by notice in writing to the Employee to terminate this Agreement effective thirty (30) days after such notice of termination is so given, unless within such thirty (30) day period, the Employee resumes rendering full-time services of the character contemplated hereby. The incapacity due to physical or mental illness to render the services of the character contemplated hereby, shall not constitute a breach of this Agreement by the Employee. If this Agreement is terminated by the Company as a result of a determination of disability, as aforesaid, the Company shall be obligated to pay to the Employee the disability benefits described in Appendix B hereto.

     7. DEATH/DEATH BENEFIT. In the event of the death of the Employee during the term of this Agreement, this Agreement will terminate and the Employee's then rate of annual salary and an annual incentive bonus, (prorated in accordance with subparagraph 4(b) hereof) shall be paid to the Employee's personal representative through the last day of the month in which such death occurs. In addition, the Company shall be obligated to provide the Employee, his personal representative(s) and/or his beneficiaries with the death benefits described in Appendix C hereto.

     8. SEVERANCE PAY. If the employment of the Employee is terminated at any time during the period that this Agreement is in effect (i) by the Employee for Good Reason (as defined in Paragraph 9 hereof) or (ii) by the Company for any reason other than for Cause (as hereafter defined) or other than in accordance with Paragraph 6 hereof on account of the disability of the Employee, the Company shall be obligated to pay to the Employee the severance pay and benefits described in Appendix D attached hereto. Termination of the Employee's employment on account of his death or Retirement (as hereafter defined) will not be considered a termination of the Employee's employment by the Company and will not require the Company to pay and provide any severance pay or benefits pursuant to Appendix D.
Accordingly, the Company acknowledges that if the employment of the Employee is terminated by it for any reason during the period that this Agreement is in effect other than for Cause or other than on account of the disability of the Employee in accordance with Paragraph 6 hereof, the Company will be obligated to pay and provide the severance pay and benefits described in Appendix D, in order to reinforce and encourage the continued loyalty, attention, and dedication of the Employee to the Company's business and affairs without the concerns which normally arise from the possibility of a loss of employment security. As used herein, the terms "Retirement" and "Cause" shall have the following meanings, respectively:

          (a) RETIREMENT. Termination of the Employee's employment "Retirement" shall mean termination on the Employee's normal retirement date in accordance with the terms of the Avondale Industries, Inc. Pension Plan (or any successor or substitute plan or plans of the Company or of any subsidiary of the Company under which the Employee may be a participant); and

          (b) CAUSE. Termination by the Company of the Employee's employment for "Cause" shall mean termination as a result of (i) the willful and continued failure by the Employee to perform substantially the services contemplated by this Agreement (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by a member or representative of the Board of Directors of the Company which specifically identifies the manner in which it is alleged that the Employee has not substantially performed such services, or (ii) the willful engaging by the Employee in gross misconduct which is materially and demonstrably injurious to the Company; provided that, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company. It is also expressly understood that the Employee's attention to or engagement in matters not directly related to the business of the Company shall not provide a basis for termination for Cause if such attention or engagement is authorized by the terms of this Agreement or has otherwise been approved by the Board of Directors of the Company. Anything in this Agreement to the contrary notwithstanding, the Employee's employment may not be terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of the conduct set forth in clause (i) or (ii) of this subparagraph (b) and specifying the particulars thereof in detail.

     9. TERMINATION BY THE EMPLOYEE FOR GOOD REASON. The termination by the Employee of his employment for "Good Reason" shall be deemed a justifiable termination of his employment and shall excuse the Employee from the obligation to render services as provided in Paragraph 2 hereof. In that event (i) the full amount of the Employee's annual salary and annual incentive bonus, together with all other benefits required to be provided under this Agreement, shall be continued until the next succeeding December 31st as of which the Company could have terminated the Employee's employment pursuant to Paragraph 1 hereof without such termination constituting a breach or violation of this Agreement; and (ii) the Employee's employment shall be deemed to terminate on such December 31st. As used herein, the term "Good Reason" shall mean:

          (a) a change in the Employee's status, title or position(s) as an officer of the Company which, in his reasonable judgment, does not represent a promotion from or enhancement of his status, title and position as an executive officer, or the assignment by the Board of Directors of the Company to the Employee of any duties or responsibilities which, in his reasonable judgment, are inconsistent with such status, title or position, or any removal of the Employee from or any failure to reappoint or reelect him to such position, except in connection with a justifiable termination by the Company of the Employee's employment for Cause or on account of disability, the Retirement or death of the Employee or the termination by the Employee of his employment other than for Good Reason;

          (b) a reduction in the Employee's annual salary or a failure by the Company to pay to the Employee any installment of the annual salary and/or the annual incentive bonus required pursuant to Paragraph 4 hereof, which failure continues for a period of 20 days after written notice thereof is given by the Employee to the Company;

          (c) the failure by the Company to adopt, continue or maintain in effect, any Plan or benefit which is required to be provided by the Company pursuant to this Agreement (unless the Company provides the Employee with the equivalent or at least substantially similar benefits under one or more other Plans) other than as a result of the normal expiration of such Plan; or the taking of any action or the failure to act by the Company, which could adversely affect the Employee's continued participation in any such Plan(s) or the ability of the Employee to enjoy or realize upon any material benefit intended, or which could materially reduce the Employee's benefits under any such Plan(s) or deprive him of any material benefit then enjoyed by the Employee;

          (d) the Company's requiring the Employee to be based anywhere other than the New Orleans, Louisiana metropolitan area, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which the Employee undertook on behalf of the Company prior to such required change;

          (e) the failure by the Company to obtain the assumption of this Agreement by any successor of the Company (other than by merger or consolidation); provided, however, that upon a Change of Control of the Company, as defined in the Change of Control Agreement between the Employee and the Company (the "Change of Control Agreement"), the obligations of a successor hereunder shall be limited to the obligations of the Company hereunder through the date of the Change of Control after which date the Change of Control Agreement shall govern.

          (f) any purported termination by the Company of the Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 10 hereof, or which is not justified as a termination of the Employee's employment based on Cause; and for purposes of this Agreement, no such purported termination shall be effective; or

          (g) any refusal by the Company to allow the Employee to attend to matters or engage in activities not directly related to the business of the Company which is permitted by this Agreement or which, prior thereto, was permitted by the Board of Directors of the Company.

     10. NOTICE OF TERMINATION. Any purported notice of termination of the Employee's employment (other than a Notice given by either pursuant to Paragraph 1 hereof) shall be communicated in a writing delivered to the other party as provided in Paragraph 14 hereof, (hereinafter a "Notice of Termination"). For purposes of this Agreement a "Notice of Termination" shall mean a notice which specifies the termination provision relied upon by the party giving such notice and shall set forth in detail such facts and circumstances claimed by said party to provide a justified basis for termination of the Employee's employment under the provision(s) so indicated.

     11.  NONDISCLOSURE, NONCOMPETITION AND PROPRIETARY RIGHTS.

          (a) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Company Business" means the design, construction and overhaul of both military and commercial ships.

               (ii) "Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including without limitation information relating to the Company's or its subsidiaries' products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants' reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

          (b) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the term of this Agreement, Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Employee during Employee's employment (whether prior to or after the date of this Agreement) and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. For a period of three years after the date of termination of Employee's employment by the Company, Employee agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

          (c) LIMITED COVENANT NOT TO COMPETE. During the term of this Agreement and for a period of two years thereafter, commencing with the date of termination of employment by the Employee for Good Reason, by the Company for any reason other than for Cause, or by the Company for Cause if the Company chooses to extend to Employee upon termination for Cause the severance benefits provided in Paragraph 8 hereof and Appendix D hereto, Employee agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which the Employee regularly (i) makes contact with customers of the Company or any of its subsidiaries, (ii) conducts the business of the Company or any of its subsidiaries or (iii) supervises the activities of other employees of the Company or any of its subsidiaries, which states and jurisdictions or portions thereof are identified in Appendix E attached hereto and forming a part of this Agreement, and in which the Company or any of its subsidiaries engages in the Company Business on the Date of Termination (collectively, the "Subject Areas"), Employee will restrict his activities within the Subject Areas as follows:

               (i) Employee will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Company Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit Employee from making passive investments as long as Employee does not beneficially own more than 10% of the equity interests of a business enterprise engaged in the Company Business within any of the Subject Areas. For purposes of this paragraph, "beneficially own" shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934.

               (ii) Employee will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

               (iii) Employee will not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the date of termination of employment of Employee is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce the extent of such relationship with the Company or its subsidiaries; and

               (iv) Employee   will  not  make  contact  with  any  of  the
employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries.

               (v) Employee further agrees that, for a period of one year from and after the date of termination of employment, Employee will not hire, on behalf of himself or any company engaged in the Company Business with which Employee is associated, any employee of the Company or its subsidiaries as an employee or independent contractor, whether or not such engagement is solicited by Employee; provided, however, that the restriction contained in this subsection (v) shall not apply to Company employees who reside in, or are hired by Employee to perform work in any Subject Areas located within the State of Virginia.

     Employee agrees that he will from time to time upon the Company's request promptly execute any supplement, amendment, restatement or other modification of Appendix E as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Appendix E and this Paragraph 11(c). Furthermore, Employee agrees that all references to Appendix E in this Agreement shall be deemed to refer to Appendix E as so supplemented, amended, restated or otherwise modified from time to time. Enforcement of this Paragraph 11(c) is subject to the provisions of Paragraph 11(e) hereof.

          (d) CERTAIN PROPRIETARY RIGHTS. Employee agrees to and hereby does assign to the Company all his interest in and to all inventions, whether or not patentable, which are made or conceived solely or jointly by him:

               (i) At any time during the term of his employment by the Company in an executive, managerial, planning, technical research or engineering capacity (including development, manufacturing, systems, applied science and sales), or

               (ii) During the course of or in connection with his duties during the term of this Agreement, or

               (iii) With the use of time or materials of the Company.

     Employee agrees to communicate to the Company or its representatives all facts known to him concerning such inventions, to sign all rightful papers, make all rightful oaths and generally to do everything possible to aid the Company in obtaining and enforcing proper patent protection for all such inventions in all countries and in vesting title to such inventions and patents in the Company. For the purpose of this Agreement, the subject matter of any application for patent naming Employee as a sole or joint inventor filed during the course of employment or within one year subsequent to the termination thereof shall be deemed to be an invention made or conceived by him during the course of his employment by the Company and assignable to the Company hereunder, unless the Employee establishes by a preponderance of the evidence that such invention was made or conceived by him subsequent to termination of his employment hereunder. At the Company's request (during or after the term of this Agreement) and expense, the Employee will promptly execute a specific assignment of title to the Company, and perform any other acts reasonably necessary to implement the foregoing assignment.

          (e) INJUNCTIVE RELIEF; OTHER REMEDIES. Employee acknowledges that a breach by Employee of Paragraph 11(b), (c) or (d) would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of Paragraph 11(b), (c) or (d) during or after the Employment Term, the Company shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys' fees, incurred by the Company as a result of any such breach. It shall be a condition to the enforceability by the Company of the provisions of this Paragraph 11(c), however, that the Company pays to and provides for the Employee the full amount of severance pay and benefits described in Appendix D. Unless the Company notifies the Employee in the Notice of Termination for Cause that it intends to enforce the provisions of Paragraph 11(c) and agrees to pay the Employee the full amount of severance pay and benefits described in Appendix D, it shall be conclusively presumed for all purposes of this Agreement that the Company has elected to waive the right to enforce the provisions of this Paragraph 11(c). Employee acknowledges that the payments provided under Paragraph 8 and Appendix D are conditioned upon Employee fulfilling any noncompetition and nondisclosure agreements contained in Paragraph 11. In the event Employee shall at any time materially breach any noncompetition or nondisclosure agreements contained in Paragraph 11, the Company may suspend or eliminate payments under
Paragraph 8 and Appendix D during the period of such breach. Employee acknowledges that any such suspension or elimination of payments would be an exercise of the Company's right to suspend or terminate its performance hereunder upon Employee's breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.

          (f) REQUESTS FOR WAIVER IN CASES OF UNDUE HARDSHIP. In the event that Employee should find any of the limitations of Paragraph 11(c) (including without limitation the geographic restrictions of Appendix E) to impose a severe hardship on Employee's ability to secure other employment, Employee may make a request to the Company for a waiver of the designated limitations before accepting employment that otherwise would be a breach of Employee's promises and obligations under this Agreement. Such request must be in writing and clearly set forth the name and address of the organization with that employment is sought and the location, position and duties that Employee will be performing. The Company will consider the request and, in its sole discretion, decide whether and on what conditions to grant such waiver.

          (g) GOVERNING LAW OF THIS PARAGRAPH 11; CONSENT TO JURISDICTION. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Paragraph 11, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Employee each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant State for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him or it in any legal proceeding relating to this Paragraph 11 and/or Appendix E by any means allowed under the laws of such jurisdiction. Each party irrevocably waives any objection he or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Paragraph 11 invalid or unenforceable.

     12. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of:

          (a) The Company, and any successors or assigns of the Company, except that in the event of a Change of Control of the Company as defined in the Change of Control Agreement, this Agreement shall be superseded by the Change of Control Agreement. In the event of the assignment by the Company of this Agreement, the Company shall nevertheless remain liable and obligated to the Employee in accordance with the terms hereof; and

          (b) The Employee, his estate, his executors, administrators, heirs and beneficiaries.

     13. EXPENSES RELATING TO ENFORCEMENT OF RIGHTS. If either party shall successfully seek to enforce any provision of this Agreement or to collect any amount claimed to be due hereunder, such successful party shall be entitled to be reimbursed by the other party for any and all out-of-pocket expenses, including reasonable attorneys' fees, incurred in connection with such enforcements and/or collection.

     14. SEVERABILITY. If any term or provision of this Agreement (including without limitation those contained in an Appendix hereto), or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     15. NOTICES. Any notice or other communication required under this Agreement shall be in writing, shall be deemed to have been given and received when delivered in person, or, if mailed, shall be deemed to have been given when deposited in the United States mail, first class, registered and certified, return receipt requested, with proper postage prepaid, and shall be deemed to have been received on the third business day thereafter, and shall be addressed as follows:

     If to the Company, addressed to:

               Avondale Industries, Inc.
               5100 River Road
               Avondale, Louisiana 70094

     If to the Employee, addressed to:

               Thomas H. Doussan
               2601 Metairie Heights
               Metairie, Louisiana 70002

     or such other address as to which any party hereto may have notified the other in writing.

     16. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Louisiana without regard to the principles of conflict of laws, except as expressly provided in Paragraph 11(g) above with respect to the resolution of disputes arising under, or the Company's enforcement of Paragraph 11 of this Agreement.

     17. ENTIRE AGREEMENT. This document contains or refers to the entire arrangement or understanding between the parties relating to the employment of the Employee by the Company prior to a Change of Control of the Company, as defined in the Change of Control Agreement. This Agreement, including Appendices A through E, inclusive, all of which are herein incorporated by reference and made a part hereof, contains or refers to the entire arrangement or understanding between the Employee and the Company relating to the employment of the Employee by the Company. No provision of the Agreement, including the Appendices, may be modified or amended except by an instrument in writing signed by or for both parties hereto.

                                   AVONDALE INDUSTRIES, INC.


                                   By:     /s/ Hugh A. Thompson
                                         ------------------------
                                               Hugh A. Thompson
                                     Chairman, Compensation Committee


                                           /s/ Thomas H. Doussan
                                         -------------------------
                                               Thomas H. Doussan

                        LIST OF APPENDICES


                         DESCRIPTION         NUMBER OF PAGES

Appendix A          Benefit Plan Structure         5


Appendix B          Disability Benefits            1

Appendix C          Death Benefits                 1

Appendix D          Severance Benefits             3

Appendix E          Subject Areas under Limited    1
                    Covenant Not to Compete

                                 APPENDIX "A"

                           AVONDALE INDUSTRIES, INC.
                         AVONDALE SERVICES CORPORATION

                                EXECUTIVE GROUP

                            Effective Date:  1-1-98

COVERAGE                DESCRIPTION

EMPLOYEE LIFE           Two times base salary and bonus
                        Optional Coverage - additional one or two times base salary and bonus
                        Maximum Coverage - Two million dollars

DEPENDENT LIFE          $2,000.00 Spouse - Optional $100,000.00
                        $1,000.00 Dependent (over six months old)
                        $100.00 Dependent (less than six months old)

Accidental Death and    Death - Same as Life     (Employee Only)
DISMEMBERMENT           Dismemberment - Benefit Schedule

Business                According to rate of pay - Maximum $50,000.00
TRAVEL ACCIDENT

TRAVEL ACCIDENT (SALARIED) 5 Times Annual Salary - Maximum $500,000.00

RETIREE LIFE            One-half  of  Life  Insurance   in  force  at  time  of
                        retirement

SHORT TERM DISABILITY   Schedule based on length of service (see Page 2)

LONG TERM DISABILITY    60%  of  monthly  base salary, after  180  day  waiting
                        period.
                        Maximum $15,000 per month coordinated with Disability
                        Social Security Benefit.

HEALTH CARE             100% Hospital - private  room  rate  plus miscellaneous
                        expenses

                        100% Hospital Medical Expenses - (doctor's visits to hospital)

                        100% Surgical Expenses

                        100% Laboratory and X-ray Expenses

                        100% Vision and Hearing Care Expenses

                        100% Dental and Orthodontia

                        100% Annual Physicals

                        100% Psychiatric and Nervous Care - expenses up to $6,500.00 per year per individual

                        No Life-Time Maximum

                        Subject to applicable employee contribution requirement

SHORT TERM DISABILITY

Benefits begin on first day absent  due  to  a  non-occupational  injury or
illness.   Original  medical documentation required if absent five or  more consecutive working days.

Benefits will be reduced by any amount received from Social Security.

Successive periods of disability separated by less than two (2) weeks of full-time work considered as one continuous period of disability, unless later disability due to a different cause.

Benefits will be paid up to a maximum of twenty-six (26) weeks, based on the following schedule:

        YEARS OF SERVICE  FULL SALARY UP TO   HALF SALARY UP TO

        Less than 1 Year        4 Weeks             0 Weeks
             1 Year             4 Weeks            22 Weeks
             2 Years            6 Weeks            20 Weeks
             3 Years            8 Weeks            18 Weeks
             4 Years           10 Weeks            16 Weeks
             5 Years           12 Weeks            14 Weeks
             6 Years           14 Weeks            12 Weeks
             7 Years           16 Weeks            10 Weeks
             8 Years           18 Weeks             8 Weeks
             9 Years           20 Weeks             6 Weeks
            10 Years           22 Weeks             4 Weeks
            11 Years           24 Weeks             2 Weeks
            12 Years or more   26 Weeks             0 Weeks

JURY DUTY

Pays difference between employee's base pay and jury pay received, not to exceed eight hours pay per day.

BLOOD BANK

To be eligible, must be a participant in Group Health Insurance Program. In joining the Blood Bank Program, the employee agrees to donate a unit of blood as requested at irregular intervals. The Program provides the employee and insured dependents with blood for as long as the employee remains in the Program.

HOLIDAYS

Eight Paid Holidays  - New Years Day, Mardi Gras, Good Friday, July Fourth,
Labor  Day,  Thanksgiving   Day,  Day  After  Thanksgiving  and  Christmas.
Eligible upon completion of thirty days service.

VACATION

Vacation year is from January 1 to December 31. Upon completion of one full year of service, eligible for two weeks of vacation. An employee joining the Company after January 1 but prior to July 1 will be eligible for one week's vacation the following January 1. Vacation time may not be carried over from one vacation period to the next. Vacation time may be taken in one-hour increments. Beginning with ten full years of service, eligible for additional days of vacation, up to a maximum of five additional days, based on the following schedule:

          YEARS OF SERVICE         ADDITIONAL DAYS OF VACATION

              10 Years                     1 Day
              11 Years                     2 Days
              12 Years                     3 Days
              13 Years                     4 Days
              14 Years                     5 Days

SICK/PERSONAL TIME

Eligible for twenty-four hours per calendar year. Time may be taken in one-hour increments. Unused time may not be carried over to the next year.

FUNERAL LEAVE

None

TUITION ASSISTANCE

Eligible upon completion of one year's service. Only courses directly related to employee's position and taken at an accredited institution will be considered. Approval must be obtained prior to the start of the course. Reimbursement will be made for the cost of tuition only, and will be based on the following schedule:

      COURSE LEVEL       FINAL GRADE       REIMBURSEMENT PERCENTAGE

      Under-Graduate     Not Lower Than "C"       100%
      Post-Graduate      Not Lower Than "B"       100%

AUTOMOBILE ALLOWANCE

$600 per month

RETIREMENT

Formula - 1.5% of final average compensation, multiplied by years of credited service, less Massachusetts Mutual Annuity and equivalent actuarial value of any shares in ESOP account.
Early Retirement Benefits available at age 55 with ten years service, actuarially reduced by years and months early.

SUPPLEMENTAL RETIREMENT PLAN

Vesting: 100% vesting upon completion of ten (10) years service

Formula: 15% of final average compensation.

Early Retirement Benefits available at Age 55 with ten (10) years service, actuarially reduced by years and months early

EXECUTIVE EXCESS RETIREMENT PLAN

If designated as a participant by the Board of Directors.

Purpose of the plan is to reimburse participants for benefits not payable under the Pension Plan and ESOP because of limitations in the Internal Revenue Code and the Pension Plan.

Benefits paid upon attainment of age 75 or upon retirement, if earlier.

Benefit is unfunded.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

Plan Year - September 1 to August 31

Eligibility - 1st of month following one year of service

Compensation - Total salary, excluding severance pay, moving expenses and non-cash contribution

Stock Allocation - Each year the Trustees divide the available shares of stock among eligible participants, based on each participant's compensation. These allocated shares are held in the participant's ESOP account. Must be on payroll last pay period of each plan year to receive allocation.

Distribution - (1)  Retirement - Age 55 or later
               (2)  Total & Permanent Disability with Social Security Award
               (3)  Death

Vesting - Employees who were eligible to receive Special Shares were 100% vested.
Vesting for Loan Shares is as follows:

          Less than 4 years        0%
          4 years but less than 5 40%
          5 years but less than 6 50%
          6 years but less than 7 60%
          7 years but less than 8 70%
          8 years but less than 9 80%
          9years but less than 10 90%
          10 years or more       100%

                            APPENDIX B

                        DISABILITY BENEFIT

     In the event of termination by the Company of the Employee's employment on account of disability pursuant to Paragraph 6 of the Agreement, the disability benefit to be provided to the Employee shall be determined under this Appendix, unless a greater or more favorable benefit is required to be provided pursuant to the provisions of Subparagraph 4(c) of the Agreement and/or Appendix A.

     1.   CONTINUATION  OF  FULL  ANNUAL  SALARY:   The  full amount of the
Employee's annual salary (pursuant to paragraph 4(a) of this Agreement) shall be continued according to the following formula:

          (i)  If the Employee's  credited  service  for the Company totals
(5) five years or less his annual salary shall be continued for twelve (12) months commencing with the month following such termination of employment; and

          (ii) If the Employee's credited service for the Company totals more than five (5) years, the payment period referred to in (i) shall be increased by two-tenths (2/10) of a year for each year of credited service in excess of five (5) up to a maximum payment period of five (5) years. Thus, if the Employee's employment is terminated on account of disability at a time when he has twelve (12) years of credited service, the Employee's full annual salary would be continued for 2.4 years following such termination of employment and an Employee with twenty-five (25) or more years of credited service as of the termination of his employment on account of disability will receive his full annual salary for five (5) years.

     2. CONTINUATION OF PARTIAL ANNUAL SALARY. Following the expiration of the period calculated pursuant to the preceding Paragraph 1, the Employee will receive long term disability benefits equal to sixty percent (60%) of his full annual salary subject to such limitations as are contained in Appendix A.

     3. LIMITATIONS. The disability benefit will in any event discontinue and terminate upon the death of the Employee or upon the date of his Retirement as defined in subparagraph 9(a) of the Agreement would have occurred.

     4. OTHER BENEFITS. Other benefits which may be provided or continued for the Employee following the termination of his employment on account of disability depend upon the terms of the Plan under which such benefits are provided or required to be provided.

                            APPENDIX C

                          DEATH BENEFITS


     The death benefits to be provided by the Company subsequent to the death of the Employee shall be determined by reference to the plan or plans under which such benefits are provided. Reference is made to subparagraph 4(c) of the Agreement and to Appendix A.

                            APPENDIX D

                        SEVERANCE BENEFITS

     Upon the termination of the Employee's employment under any circumstance requiring the Company to pay to and provide for the Employee the severance pay and other benefits set forth in this Appendix D, the Company shall be obligated to pay to and/or provide for the Employee the following compensation and other benefits:

     (a) PAYMENT IN LIEU OF COMPENSATION: The Company shall pay to the Employee in cash an amount equal to the product of (i) and (ii); where (i) shall equal the sum of (A) the Employee's annual salary and (B) the Employee's annual incentive bonus during the twelve (12) month period ending with the close of the month in which such termination of employment occurs (the "Date of Termination") , divided by twelve (12) ; and where
(ii) shall be the lesser of (x) thirty-six (36), (y) six (6), plus two (2) for each twelve (12) months of credited service of the Employee for the Company (determined in accordance with subparagraph 4(c) of the Agreement) through the Date of Termination, or (z) the number of months until the Employee's normal retirement date, as defined in the Avondale Industries, Inc. Pension Plan (or any successor, or substitute plan or plans of the Company or of any subsidiary of the Company under which the Employee may be a participant, hereinafter the "Pension Plan"). The number determined under clause (ii) is sometimes herein referred to as the "Measuring Period".

     (b) ACCELERATION OF STOCK OPTIONS: Immediately following such Date of Termination, all options and stock appreciation rights granted to Employee under the 1997 Stock Incentive Plan or any other stock option or similar plan before or after the date hereof (collectively referred to herein as "Stock Option Plans") shall immediately become fully exercisable and execution of this Agreement shall constitute an amendment to any stock option agreement to so provide and an agreement and undertaking by the Company to take such action as may be required to cause any and all options or rights granted, or to be granted, to Employee thereunder to make them consistent herewith.

     (c) PAYMENT FOR NON-VESTED RETIREMENT BENEFIT: In addition to the vested portion of the Employee's interest under any employee benefit plan maintained by the Company as a qualified plan pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended, to which the Company or any subsidiary has made contributions for the Employee's account which are not otherwise expressly provided for herein, if the Employee is not fully vested under any such plan or plans, the Company shall pay to the Employee in cash an amount equal to the then present value of the actuarial equivalent (within the meaning of the following Paragraph (d)) of the non-vested portion of the Employee's account, to the extent that such account would have become vested based on additional credited service for the Company, if the Employee had remained in the employ of the Company (or any subsidiary) for an additional period of months equal to the Measuring Period.

     (d) SUPPLEMENTAL RETIREMENT BENEFIT: In addition to any retirement or severance benefit to which the Employee is entitled under the Pension Plan, the Employee shall receive in cash, an amount equivalent of the excess of (i) over (ii), where (i) equals the aggregate amount of the retirement pension (calculated as a straight life annuity payable to Employee on his normal retirement date) to which Employee would have been entitled under the terms of the Pension Plan and any other qualified or non-qualified defined benefit plan maintained by the Company and covering the Employee, if Employee were fully vested thereunder (without regard to
(w) whether the Employee shall actually have completed the number of years of credited service required to qualify for full vesting under such plans,
(x) any limitation on the amount of compensation used in the calculation of the regular pension thereunder, (y) any offset thereunder for severance allowances payable hereunder or (z) any amendment to such plans made prior to the Employee's Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits under such plans) and had accumulated an additional period of months of credited service after the Date of Termination equal to the Measuring Period (but in no event shall Employee be deemed to have accumulated an additional period of credited service subsequent to Employee's sixty-fifth (65th) birthday), and, where
(ii) equals the amount of the retirement pension (calculated as a straight 1ife annuity payable to Employee on his normal retirement date),if any, to which Employee is entitled pursuant to the provisions of the Pension Plan and such other plans. For purposes of Clause (i) of this Paragraph (d), the amount payable pursuant to Paragraph (a) of this Appendix D, shall be deemed to represent the Employee's earnings for the period of months equal to the Measuring Period, and for purposes of this Paragraph (d), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Pension Plan immediately prior to the Date of Termination. All other terms used in this Paragraph (d) shall have the same meanings, respectively, as such terms have in the Pension Plan, unless otherwise required by the context.

     (e) OTHER BENEFITS: The Company shall also maintain in full force and effect, for the continued benefit of the Employee and his dependents, for a period terminating on the earliest of (i) a period of months after the Date of Termination equal to the Measuring Period; (ii) the commencement date of equivalent benefits for the Employee from a new employer; or (iii) the Employee's normal retirement date under the
Company's Pension Plan, after which the terms of the Pension Plan shall govern; all insured and self-insured employee benefit plans in which the Employee is entitled to participate immediately prior to the Date of
Termination; provided that the Employee's continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and the Employee continues to pay an amount equal to Employee's regular contribution for such participation. In the event that the Employee participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of Employee and his dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which the Employee would have been entitled to receive under such Plan or Plans pursuant to this Paragraph (e) if such participation were not barred or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide the Employee and his dependents with equivalent benefits (on an after-tax basis) and the Employee shall not be required to pay any premiums or other charges in an amount greater than that which the Employee would have paid in order to participate in such Plans. If, at the end of a period of months after the Date of Termination equal to the Measuring Period, the Employee is not receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable Employee to convert the Employee's and his dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for until the Employee is able to receive equivalent benefits from a source other than the Company.

     (f) MITIGATION: The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Appendix D by seeking other employment or otherwise, nor (except as specifically provided in Paragraph (e) above) shall the amount of any payment or benefit provided for in this Appendix D be reduced by any compensation or benefit earned by Employee as a result of employment by another employer after the Date of Termination, or otherwise.

     (g) MANNER OF PAYMENT: All payments which are required to be made in cash under Paragraphs (a), (c) or (d), above, shall be paid on the Date of Termination, or within five (5) business days thereafter, unless the Employee has made a Deferred Payment Election with respect to such payment(s) pursuant to the succeeding Paragraph (h).

     (h) ELECTION TO DEFER PAYMENT: Upon entering into this Agreement and for a period of fourteen (14) days following each anniversary of the date hereof (the "Election Period"), the Employee may, in writing, direct the Company that any amounts which become payable to the Employee pursuant to Paragraphs (a), (c) and (d), above, shall be paid to the Employee in three
(3) equal annual installments, with the first of such installments to be paid not later than five (5) business days after the Date of Termination and successive installments paid on the next two (2) succeeding anniversaries of the Date of Termination or the next following business day if such date is not a business day (the "Deferred Payment Election"). A Deferred Payment election, once made, shall be irrevocable except during an Election Period.

     (i) EFFECT ON OTHER BENEFITS: Nothing contained in this Appendix D shall be construed or interpreted as limiting any rights or benefits payable to or for the Employee under any other provision of this Agreement.

                            APPENDIX E
                      TO EMPLOYMENT AGREEMENT
                 BETWEEN AVONDALE INDUSTRIES, INC.
                                AND
                         THOMAS H. DOUSSAN


                Jurisdictions In Which Competition
                     Is Restricted As Provided
                        In Paragraph 11(c)


A.   STATES

     1.   LOUISIANA -- The following parishes in the State of Louisiana:

          Orleans and Jefferson

     2.   MISSISSIPPI   --   The  following  counties  in  the   State   of
          Mississippi:

          Harrison

          as well as any other counties in the State of Mississippi in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the date of termination of employment.

     3.   VIRGINIA-- The following counties in the State of Virginia:

          Arlington

          as well as any other counties in the State of Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the date of termination of employment.

Agreed to and Accepted:

Avondale Industries, Inc.                  Employee


By: /s/ HUGH A. THOMPSON                   /s/ THOMAS H. DOUSSAN
    --------------------                   ---------------------
Its: Compensation Committee Chairman       Thomas H. Doussan
Date:  MARCH 23, 1998                      Date:  MARCH 9, 1998